-------------------------
                                                             OMB APPROVAL
                                                        OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response.....11
                                                      -------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                         MEMC Electronic Materials, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   552715-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

       Richard A. Ekleberry                        James R. Gillette                         Linda D. Barker
       Texas Pacific Group                  Leonard Green & Partners, L.P.                 The TCW Group, Inc.
 301 Commerce Street, Suite 3300       11111 Santa Monica Boulevard, Suite 2000     865 S. Figueroa Street, Suite 1800
       Fort Worth, TX 76102                      Los Angeles, CA 90025                    Los Angeles, CA 90017
          (817) 871-4000                            (310) 954-0416                            (213) 244-0000


                                                           With copies to:


                                         Howard A. Sobel, Esq.
          Paul J. Shim, Esq.               Latham & Watkins      Jennifer Bellah Maguire, Esq.      Charles F. Niemeth
  Cleary, Gottlieb, Steen & Hamilton       885 Third Avenue,      Gibson, Dunn & Crutcher LLP     O'Melveny & Myers LLP
           One Liberty Plaza                  Suite 1000            333 South Grand Avenue         153 East 53rd Street
          New York, NY 10006              New York, NY 10022         Los Angeles, CA 90071          New York, NY 10022
            (212) 225-2000                  (212) 906-1200              (213) 229-7000                (212) 326-2000
--------------------------------------------------------------------------------------------------------------------------
               (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                 August 19, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (11-02)

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TPG Wafer Holdings LLC

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           00 - Contributions of Partners of Affiliates

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO (Limited Liability Company)


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TPG Wafer Partners LLC

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           00 - Contributions of Partners of Affiliates

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO (Limited Liability Company)


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TPG Advisors III, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           T3 Advisors, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           T3 Advisors II, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Green Equity Investors III, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO - Contribution of Partners

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Green Equity Investors Side III, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           OO - Contribution of Partners

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GEI Capital III, LLC

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           AF

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO - Limited Liability Company


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           LGP Management, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           AF

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Leonard Green & Partners, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           AF

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW/Crescent Mezzanine Partners III, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           WC

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW/Crescent Mezzanine Trust III

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           WC

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO (Trust)


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The TCW Group, Inc.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable.

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           HC, CO


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW Asset Management Company

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable.

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           HC, CO, IA


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW/Crescent Mezzanine III, LLC

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           Not Applicable.

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           OO (Limited Liability Company)


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4

    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TCW/Crescent Mezzanine III Netherlands, L.P.

    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

    3      SEC USE ONLY

    4      SOURCE OF FUNDS*

           WC

    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)                                                |_|

    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

                              7       SOLE VOTING POWER

                              8       SHARED VOTING POWER
    NUMBER OF SHARES
 BENEFICIALLY OWNED BY                175,943,193 (See Items 4 and 5.)
     EACH REPORTING
         PERSON               9       SOLE DISPOSITIVE POWER
          WITH
                              10      SHARED DISPOSITIVE POWER

                                      175,943,193 (See Items 4 and 5.)

   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           175,943,193 (See Items 4 and 5.)

   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*                                                           |_|

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           78.9% (See Items 4 and 5.)

   14      TYPE OF REPORTING PERSON*

           PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                  This Amendment No. 6 (this "Amendment") supplements Items 4 and 7 and amends and restates Item 5 of the Schedule 13D (the "Schedule") filed on November 21, 2001, as amended by Amendment No. 1 dated January 31, 2002, Amendment No. 2 dated August 9, 2002, Amendment No. 3 dated September 30, 2002, Amendment No. 4 dated May 22, 2003 and Amendment No. 5 dated June 3, 2003, by the Reporting Persons with respect to the Common Stock of the Company. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

Item 4.           Purpose of Transaction.

                  Settlement Agreement.

                  On August 22, 2003, pursuant to a Settlement Agreement dated August 19, 2003 by and among E.ON AG, a German corporation, E.ON International Finance B.V., a Dutch corporation, FIDELIA Corporation, a Delaware corporation, and E.ON North America, Inc., a Delaware corporation, on the one hand (collectively, the "Noteholders"), and TPG Partners III, L.P., T3 Partners, L.P. and T3 Partners II, L.P., each a Delaware limited partnership, and TPG Wafer Holdings LLC, a Delaware limited liability company, on the other hand, TPG Wafer Holdings LLC paid to the Noteholders $25,200,000 in full satisfaction of certain performance payments which were claimed by the Noteholders under the Purchase Agreement.

Item 5.           Interest in Securities of the Issuer.

                  Item 5 is hereby amended and restated in its entirety to read as follows:

                  (a), (b) The Reporting Persons may be deemed to beneficially own, and have shared voting and dispositive power with respect to, up to 175,943,193 shares of Common Stock, representing in the aggregate approximately 78.9% of the outstanding shares of Common Stock. The number of outstanding shares of Common Stock includes 206,266,362 shares of Common Stock reported to be outstanding as of July 31, 2003 in the Company's Form 10-Q for the quarterly period ended June 30, 2003, and assumes the exercise in full of the Warrants to purchase 16,666,667 shares of Common Stock.

                  Each of the Reporting Persons may be deemed to be part of one or more "groups" for purposes of Regulation 13D-G promulgated under the Securities Exchange Act of 1934, but disclaims that status.

                  (c) Wafer Holdings distributed 1,000,000 shares of Common Stock to its members, Wafer Management, Wafer Partners, TCW Partners, TCW Trust, Netherlands, GEI, and GEI Side, pro rata in accordance with their respective membership interests in Wafer Holdings. TCW Partners, TCW Trust, Netherlands, GEI and GEI Side subsequently disposed of the shares of Common Stock received, and Wafer Partners and Wafer Management now directly hold an aggregate 606,000 shares of Common Stock.

                  (d) Not applicable.

                  (e) Not applicable.

Item 7.           Material to be Filed as Exhibits.

Exhibit 28 Settlement Agreement dated August 19, 2003 by and among E.ON AG, E.ON International Finance B.V., FIDELIA Corporation, E.ON North America, Inc., TPG Partners III, L.P., T3 Partners, L.P. and T3 Partners II, L.P. and TPG Wafer Holdings LLC.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Holdings LLC is true, complete and correct.

Dated:  September 19, 2003

                                      TPG WAFER HOLDINGS LLC


                                      By:  /s/ Richard A. Ekleberry
                                           ------------------------
                                      Name:  Richard A. Ekleberry
                                      Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Partners LLC is true, complete and correct.

Dated:  September 19, 2003

                                      TPG WAFER PARTNERS LLC


                                      By:  /s/ Richard A. Ekleberry
                                           ------------------------
                                      Name:  Richard A. Ekleberry
                                      Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Advisors III, Inc. is true, complete and correct.

Dated:  September 19, 2003

                                      TPG ADVISORS III, INC.


                                      By:  /s/ Richard A. Ekleberry
                                           ------------------------
                                      Name:  Richard A. Ekleberry
                                      Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors, Inc. is true, complete and correct.

Dated:  September 19, 2003

                                      T3 ADVISORS, INC.


                                      By:  /s/ Richard A. Ekleberry
                                           ------------------------
                                      Name:  Richard A. Ekleberry
                                      Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors II, Inc. is true, complete and correct.

Dated:  September 19, 2003

                                      T3 ADVISORS II, INC.


                                      By:  /s/ Richard A. Ekleberry
                                           ------------------------
                                      Name:  Richard A. Ekleberry
                                      Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors III, L.P. is true, complete and correct.

Dated:  September 19, 2003

                                      GREEN EQUITY INVESTORS III, L.P.

                                      By:   GEI Capital III, LLC,
                                            its General Partner


                                      By:  /s/ John Danhakl
                                           ----------------
                                      Name:  John Danhakl
                                      Title: Manager


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GEI Capital III, LLC is true, complete and correct.

Dated:  September 19, 2003

                                      GEI CAPITAL III, LLC



                                      By:  /s/ John Danhakl
                                           ----------------
                                      Name:  John Danhakl
                                      Title: Manager


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to LGP Management, Inc. is true, complete and correct.

Dated:  September 19, 2003

                                      LGP MANAGEMENT, INC.



                                      By:  /s/ John Danhakl
                                           ----------------
                                      Name:  John Danhakl
                                      Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Leonard Green & Partners, L.P., is true, complete and correct.

Dated:  September 19, 2003

                                      LEONARD GREEN & PARTNERS, L.P.

                                      By:   LGP Management, Inc.,
                                            its General Partner



                                      By:  /s/ John Danhakl
                                           ----------------
                                      Name:  John Danhakl
                                      Title: Vice President


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors Side III, L.P. is true, complete and correct.

Dated:  September 19, 2003

                                      GREEN EQUITY INVESTORS SIDE III, L.P.

                                      By:   GEI Capital III, LLC,
                                            its General Partner


                                      By:  /s/ John Danhakl
                                           ----------------
                                      Name:  John Danhakl
                                      Title: Manager

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III, L.P. is true, complete and correct.

Dated:  September 19, 2003

                                      TCW/CRESCENT MEZZANINE PARTNERS III, L.P.


                                      By:   TCW/Crescent Mezzanine III, LLC,
                                            its general partner


                                      By:  /s/ Linda D. Barker
                                           -------------------
                                      Name:  Linda D. Barker
                                      Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III Netherlands, L.P. is true, complete and correct.

Dated:  September 19, 2003

                                      TCW/CRESCENT MEZZANINE III
                                      NETHERLANDS, L.P.


                                      By:   TCW/Crescent Mezzanine III, LLC,
                                            its general partner


                                      By:  /s/ Linda D. Barker
                                           -------------------
                                      Name:  Linda D. Barker
                                      Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Trust III is true, complete and correct.

Dated:  September 19, 2003

                                      TCW/CRESCENT MEZZANINE TRUST III


                                      By:  TCW/Crescent Mezzanine III, LLC,
                                           its managing owner


                                      By:  /s/ Linda D. Barker
                                           -------------------
                                      Name:  Linda D. Barker
                                      Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to The TCW Group, Inc. is true, complete and correct.

Dated:  September 19, 2003

                                      THE TCW GROUP, INC.


                                      By:  /s/ Linda D. Barker
                                           -------------------
                                      Name:  Linda D. Barker
                                      Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW Asset Management Company is true, complete and correct.

Dated:  September 19, 2003

                                      TCW ASSET MANAGEMENT COMPANY


                                      By:  /s/ Linda D. Barker
                                           -------------------
                                      Name:  Linda D. Barker
                                      Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III, LLC is true, complete and correct.

Dated:  September 19, 2003

                                      TCW/CRESCENT MEZZANINE III, LLC


                                      By:  /s/ Linda D. Barker
                                           -------------------
                                      Name:  Linda D. Barker
                                      Title: Authorized Signatory